Exhibit 7(e)

                                AMENDMENT TO THE

                               CUSTODIAN CONTRACT

      THIS Amendment made between Nomura Pacific Basin Fund, Inc. ("Fund") and State Street Bank and Trust Company ("State Street");

      WHEREAS, the parties hereto have entered into a written contract dated June 1, 1985 wherein State Street has agreed to act as Depository, Custodian and Agent for the Fund under certain terms and conditions ("Contract"); and

      WHEREAS, the parties hereto desire to amend the Contract;

      NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

      Insert on Page 25 new Paragraph 3.10, renumbering old Paragraphs 3.10 and
3.11 as 3.11 and 3.12.

      3.10 Liability of Custodian. The Custodian shall be liable for the acts or omissions of a foreign banking institution to the same extent as set forth with respect to sub-custodians generally in Section 1 of the Custodian Contract and, regardless of whether assets are maintained in the custody of a foreign banking institution, a foreign securities depository or a branch of a U.S. bank as contemplated by paragraph 12 hereof, the Custodian shall not be liable for any loss, damage, cost, expense, liability or claim resulting from, or caused by, the direction of or authorization by the Fund to maintain custody of any securities or cash of the Fund in a foreign country including, but not limited to, losses resulting from nationalization, expropriation, currency restrictions, or acts of war or terrorism.

      WITNESS the due execution hereof this ____ day of _____________, 1986.

ATTEST:                          NOMURA PACIFIC BASIN FUND, INC.


__________________________       By:________________________________________
                                             (Title)


ATTEST:                          STATE STREET BANK AND TRUST COMPANY


__________________________       By:________________________________________
     Assistant Secretary                  Vice President